Two Harbors Investment Corp.
Reports Fourth Quarter 2009 Financial Results

NEW YORK, February 24, 2010 – Two Harbors Investment Corp. (“Two Harbors” or the “Company”) (NYSE Amex:  TWO; TWO.WS), a real estate investment trust that focuses on investing in residential mortgage-backed securities, today announced its financial results for the quarter ended December 31, 2009.

The Company reported Adjusted Core Earnings for the quarter ended December 31, 2009, of $1.1 million or $0.08 per share outstanding.  “Adjusted Core Earnings” represent a non-GAAP measure and is defined as net income (loss) excluding impairment losses, gains or losses on sales of securities and termination of interest rate swaps, unrealized gains or losses on interest rate swaps, and certain non-recurring expenses.  Two Harbors’ fourth quarter 2009 Adjusted Core Earnings reflect an approximate $8.0 million adjustment for expenses incurred as a result of the October 28, 2009 merger transaction with Capitol Acquisition Corp. (“Capitol Acquisition”), an approximate $0.2 million adjustment for operating expenses associated with Capitol Acquisition prior to the completion of the transaction, and an estimated $0.1 million net reduction in tax benefits.  On a GAAP basis, the Company reported net loss for the quarter of ($6.4) million or ($0.38) per basic and diluted share.

Given Two Harbors’ commencement date of October 28, 2009, financial results for the fourth quarter of 2009 reflect approximately two months of operations.  During the quarter, the Company sold $2.5 million of securities which resulted in a realized gain of $0.3 million.  In addition, the Company recognized an unrealized gain of $0.4 million associated with its interest rate swaps.  Two Harbors declared a quarterly dividend of $0.26 per share in December 2009, which represented the Company’s taxable income for the year ending December 31, 2009.

The Company’s book value per share as of December 31, 2009 was $9.08 compared to $9.30 as of October 28, 2009. The decrease arose principally from $0.26 per share in dividends declared in the fourth quarter and a decline of approximately $0.07 per share in the value of the investment portfolio. This diminution of portfolio value can largely be attributed to initial portfolio construction costs in the form of “bid-offer” spreads. These adjustments were offset by post-merger GAAP earnings within the REIT of $0.13 per share.

“Two Harbors’ first quarter as a public company highlights a number of significant accomplishments achieved by our firm,” said Thomas Siering, Two Harbors’ President and Chief Executive Officer.  “In addition to commencing our operations as a REIT, Two Harbors was successful in substantially deploying its capital and building a portfolio that we feel is uniquely positioned to optimize the current opportunity set within the RMBS market.  We are pleased to report solid Adjusted Core Earnings in light of an abbreviated operating and investment period.  With the Capitol Acquisition transaction and its financial impacts behind us, we look forward to focusing on Two Harbors’ future success.”

Portfolio Summary

For the quarter ended December 31, 2009, the annualized yield on average available-for-sale securities was 6.2% and the annualized cost of funds on the average repurchase balance was 0.4%, which resulted in an average net interest rate spread of 5.8%.  The Company reported debt-to-equity of 3.4:1.0 at December 31, 2009.

During the fourth quarter of 2009, the Company substantially completed deployment of its capital available for investment which resulted in a portfolio as of December 31, 2009 with a total value of $495 million, comprised of $418 million Agency RMBS and $77 million non-Agency RMBS.  As of December 31, 2009, fixed-rate securities comprised 31% of the Company’s portfolio and adjustable-rate securities comprised 69% of the Company’s portfolio.  Two Harbors was a party to interest rate swaps as of December 31, 2009 with an aggregate notional amount of $100 million, or 24% of the Company’s outstanding borrowings.  Interest rate swaps are used to hedge against increases in interest rates on a portion of the Company’s LIBOR-based repurchase agreements.

“We are very pleased with our initial portfolio,” said William Roth, Two Harbors’ Co-Chief Investment Officer.  “Two Harbors’ Agency and non-Agency portfolios realized strong annualized yields during the fourth quarter while attaining a low cost of capital.  More noteworthy is our ability to achieve these returns while managing a portfolio of balanced risks, especially in respect to interest rates, prepayments, mortgage spreads and financing.”

The following table summarizes portfolio information for the Company:

Two Harbors Portfolio
	For the Quarter Ended
	December 31, 2009
	(dollars in thousands)
Portfolio Composition
Agency Bonds
Fixed Rate Bonds	$112,379	22.7%
Hybrid ARMS	305,441	61.8%
Total Agency	$417,820	84.5%
Non-Agency Bonds
Senior Bonds	54,092	10.9%
Mezzanine Bonds	22,553	4.6%
Total Non-Agency	$76,645	15.5%
Aggregate Portfolio	$494,465

	For the Quarter Ended
Portfolio Metrics	December 31, 2009
Fixed-rate investment securities as a percentage of portfolio	31.2%
Adjustable-rate investment securities as a percentage of portfolio	68.8%
Annualized yield on average available-for-sale securities during the quarter
Agency securities	4.4%
Non-Agency securities	16.2%
Aggregate Portfolio	6.2%
Annualized cost of funds on average repurchase balance during the quarter	0.4%
Annualized interest rate spread during the quarter	5.8%
Weighted average cost basis of principal and interest securities as a percent of par
Agency	104.9%
Non-Agency	49.8%
Weighted average three-month CPR for our portfolio
Agency	12.0%
Non-Agency	15.1%
Total Aggregate Portfolio	12.5%
Debt-to-equity ratio at period-end	3.4 to 1.0

Agency securities owned by Two Harbors at December 31, 2009 experienced a three-month average Constant Prepayment Rate during the fourth quarter of 2009 of 12.0%.  The weighted average cost basis of the Agency portfolio was 104.9% of par, and the net premium amortization was $1.2 million for the three months ended December 31, 2009.

Non-Agency securities owned by Two Harbors at December 31, 2009 experienced a three-month average Constant Prepayment Rate during the fourth quarter of 2009 of 15.1%.  The weighted average cost basis of the non-Agency portfolio was 49.8% of par, and the discount accretion was $0.6 million for the three months ended December 31, 2009.  The total net discount remaining was $91.2 million as of December 31, 2009.

Conference Call

Two Harbors Investment Corp. will host a conference call tomorrow, February 25, 2010, to discuss fourth quarter 2009 financial results and related information at 9:00 a.m. EST.  To participate in the teleconference, please call toll-free 877-868-1835 (or 914-495-8581 for international callers) approximately 10 minutes prior to the above start time.  You may also listen to the teleconference live via the Internet at www.twoharborsinvestment.com under the Webcast link.  For those unable to attend, the Company’s website will host an archive of the call.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that focuses on investing in residential mortgage-backed securities.  Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P.  Additional information is available at www.twoharborsinvestment.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results.  Factors that could cause actual results to differ include higher than expected operation costs, changes in prepayment speeds, failure to recover certain losses that are expected to be temporary, changes in interest rates or the regulatory environment, and unanticipated changes in overall market and economic conditions.

Two Harbors cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in Two Harbors’ most recent filings with the Securities and Exchange Commission (“SEC”). All subsequent written and oral forward looking statements concerning Two Harbors or matters attributable to Two Harbors or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to:  Two Harbors Investment Corp., 601 Carlson Parkway, Suite 330, Minnetonka, MN  55305, telephone 612-238-3300.

Contact

Investors: Anh Huynh, Investor Relations, Two Harbors Investment Corp., 612-238-3348.

Media: Patrick Clifford or Pen Pendleton, The Abernathy MacGregor Group, 212-371-5999.

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TWO HARBORS INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Interest income
Available-for-sale securities	$2,796	$-	$2,796	$-
Cash and cash equivalents	13	381	70	4,442
Total interest income	2,809	381	2,866	4,442
Interest expense	131	-	131	-
Net interest income	2,678	381	2,735	4,442
Other income
Gain on sale of investment securities, net	336	-	336	-
Unrealized gain on interest rate swap agreements	364	-	364	-
Total other income	700	-	700	-
Expenses
Management fees	326	-	326	-
Operating expenses:
Costs associated with business combination	7,966	-	9,572	-
Costs associated with Capitol as a development
stage company	207	283	1,347	1,059
Other operating expenses	1,252	-	1,252	-
Total expenses:	9,751	283	12,497	1,059
Net (loss) income before provision for income taxes	(6,373)	98	(9,062)	3,383
(Provision for) benefit from income taxes	(48)	(35)	318	(1,088)
Net (loss) income	(6,421)	63	(8,744)	2,295
Accretion of Trust Account income relating to common stock
subject to possible conversion	-	(92)	(93)	(236)
Net (loss) income attributable to other common stockholders	$(6,421)	$(29)	$(8,837)	$2,059

Net (loss) income (related) available per share to
common shareholders, basic and diluted:	$(0.38)	$-	$(0.39)	$0.08

Weighted average shares outstanding, basic and diluted:	16,935,316	24,936,558	22,941,728	24,936,558

Comprehensive (loss) income:

Net (loss) income	$(6,421)	$63	$(8,744)	$2,295
Other comprehensive loss
Net unrealized loss on available-for-sale securities	(950)	-	(950)	-
Other comprehensive loss	(950)	-	(950)	-
Comprehensive loss	$(7,371)	$63	$(9,694)	$2,295

Reconciliation of net (loss) income attributable to other common shareholders to adjusted core earnings:

Net (loss) income attributable to other common stockholders	$(6,421)	$(29)	$(8,837)	$2,059

Adjustments for non-core earnings:
Gain on sales of securities, net	(336)	-	(336)	-
Unrealized gain on interest rate swap agreements	(364)	-	(364)	-
Eliminate tax charge for unrealized gain on interest rate swap
agreemenrts	124	-	124	-

Core earnings	$(6,997)	$(29)	$(9,413)	$2,059

Adjustments for non-recurring expenses:
Costs associated with business combination	7,966	-	9,572	-
Costs associated with Capitol (pre-merger)	207	283	1,347	1,059
Eliminate tax benefits driven by costs associated with Capitol	(76)	(91)	(442)	(339)

Adjusted core earnings	$1,100	$163	$1,064	$2,779

Shares outstanding as of period end	13,379,209

Adjusted core earnings per share outstanding	$0.08	NM	NM	NM
NM = not meaningful

TWO HARBORS INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

ASSETS	December 31,
	2009	2008
	(Unaudited)

Available-for-sale securities, at fair value	$494,465	$-
Cash and cash equivalents	26,105	2,778
Cash held in Trust Account	-	86
Restricted cash	8,913	259,132
Accrued interest receivable	2,580	-
Due from counterparties	4,877	-
Derivative assets, at fair value	364	-
Prepaid expenses	572	51
Prepaid tax asset	490	48
Total Assets	$538,366	$262,095

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Repurchase agreements	$411,893	$-
Accrued interest payable	114	-
Deferred tax liabilities	124	-
Accrued expenses and other liabilities	1,030	194
Dividends payable	3,484	-
Total liabilities	416,645	194

Common stock, subject to possible conversion	-	77,740

Stockholders’ Equity
Common stock, par value $0.0001 per share;
450,000,000 and 75,000,000 shares authorized,
respectively; 13,379,209 and 32,811,257 issued
and outstanding, respectively	1	2
Additional paid-in capital	131,889	181,150
Accumulated other comprehensive loss	(950)	-
Cumulative (losses) earnings	(5,735)	3,009
Cumulative distributions to stockholders	(3,484)	-
Total stockholders’ equity	121,721	184,161
Total Liabilities and Stockholders’ Equity	$538,366	$262,095